Exhibit 99.5

Publication for ASCO, Chicago, IL (May 31- June 4, 2013)
Abstract: Phase I/II study of PCI-27483, a coagulation factor VIIa (FVIIa) inhibitor, in combination with gemcitabine in patients with advanced pancreatic cancer

S. Mahesh1, N. Gabrail2, J.G. Gandhi3, A.A. Khorana4, R. Manges5, S. Shah6, G.W. Thomas7,  A. Hamdy8, M. Stevens-Brogan9, C. Zhou9, L. Elias9, D. Loury9, and R.K. Ramanathan10

1Summa Health System, Akron, OH; 2Gabrail Cancer Center, Canton, OH;  3Associates in Oncology and Hematology, Chattanooga TN; 4University of Rochester, Rochester, NY; 5Investigative Clinical Research of Indianapolis, Indianapolis, IN; 6Gettysburg Cancer Center, Gettysburg, PA Pacific Cancer Medical Center, Anaheim, CA; 7South Carolina Cancer Specialists, Hilton Head, SC;  8Pharmacyclics, Inc. Sunnyvale, CA; 9Virginia G Piper Cancer Center & TGen, Scottsdale, AZ

Background: Tissue Factor (TF) up-regulation is associated with increased tumor invasiveness and progression, worsened prognosis and increased thromboembolism (VTE).  Activation of protease activated receptors by TF:FVIIa complex leads to increases in IL-8, VEGF and other invasiveness promoting factors. PCI-27483 (P), a selective FVIIa inhibitor, reduced pancreatic adenocarcinoma (PCa) xenograft growth in mice at doses producing 2.5 - 3.0 x PT changes.

Methods:  Escalating doses of P combined with gemcitabine (G) targeting peak (2 hr post) INR = 3.0 was studied in Phase I preceding randomization to G+P at the determined dose vs. G alone in Phase II. Eligible patients (pts) had measurable locally advanced or metastatic PCa, ECOG PS 0-1, and normal PT/aPTT, and no history of VTE.  G was given IV at 1 G/m2 q wk X3 every 4 wks, and P was self-administered SC bid continuously.  Tumor evaluation including spiral CTs were performed at baseline and q 8 wks.

Results: In Phase I, 8 pts were enrolled and the targeted INR was attained at 1.2 mg/kg. In Phase II, 34 patients were randomized, 16 to G and 18 to G+P.  The randomized arms were well balanced; overall 88% had metastatic disease; most had liver involvement.  Among pts randomized to P+G, mean ± SD 2-hr post injection INR was 3.1 ± 1.2 on D8 and 2.8 ± 1.0 on D22 (n=13).  P dosing was continued for up to 96 wks; mean ± SD: 17 ± 24 wks. Dose reduction to maintain target INR was required for 6 pts.   Overall tolerability and safety of G+P was similar to that of G, with a higher incidence of mostly low grade bleeding events and decreased Hgb.   Efficacy measures of G vs G+P pts were not significantly different:

N with:	G (N=16)	G+P (N=18)
Bleeding events: any/≥Gr3	3/2	10/3
Hgb decrease : any/≥Gr3	10/3	14/7
VTE	2	1
PR	1	2
SD >12 weeks	7	8
Median PFS, mos	1.9	3.7
HR = 0.62 (p=0.31)
Median OS, mos	5.6	5.7
HR = 0.95 (p=0.9)

Conclusions: PCI-27483 +G was well tolerated at doses of P up to 1.5 mg/kg bid.  The safety profile of the combination was consistent with that expected of each agent.  While the clinical endpoints were not achieved in pancreatic cancer, the targeted inhibition of the coagulation cascade was achieved.